Exhibit 99.1

DISCLOSURE PROVIDED TO POTENTIAL INVESTORS

Definitions

As used in this Exhibit 99.1, unless otherwise indicated or the context otherwise requires, the terms “Royal Caribbean,” the “Company,” “we,” “our” and “us” refer to Royal Caribbean Cruises Ltd. and its consolidated subsidiaries. The terms “Royal Caribbean International,” “Celebrity Cruises,” “Azamara” and “Silversea Cruises” refer to our wholly-owned or majority-owned global cruise brands. In accordance with cruise vacation industry practice, the term “berths” is determined based on double occupancy per cabin even though many cabins can accommodate three or more passengers.

Recent Developments

COVID-19

The disruptions to our operations resulting from the COVID-19 pandemic (“COVID-19”) have had, and continue to have, a material negative impact on our financial condition and results of operations. The outbreak of COVID-19 has resulted in an unprecedented global response to contain the spread of the disease. These global efforts have resulted in travel restrictions and created significant uncertainty regarding worldwide port closures and availability. As part of the global containment effort, the Company previously announced a voluntary suspension of its global cruise operations from March 13 through at least June 11, 2020 and Alaska sailings at least until June 30, 2020. Continued disruptions to travel and port operations in various regions may result in further suspensions.

The Company has been developing a comprehensive and multi-faceted program to address the unique public health challenges posed by COVID-19. This includes, among other things, enhanced screening, upgraded cleaning and disinfection protocols and plans for social distancing. The Company will continue to work with the Centers for Disease Control and Prevention, global public health authorities and national and local governments to enhance measures to protect the health, safety and security of guests, crew and the communities visited when we are out of service and once operations resume.

Update on Bookings

Prior to the outbreak of COVID-19, the Company started the year in a strong booked position and at higher prices on a prior year comparable basis. Given the impact of COVID-19, booking volumes for the remainder of 2020 are meaningfully lower than the same time last year at prices that are down low-single digits. Due to the suspension in sailings, booking trends reflect elevated cancellations for 2020 and more typical levels for 2021 and beyond. Although still early in the booking cycle, the booked position for 2021 is within historical ranges when compared to same time last year with 2021 prices up mid-single digits compared to 2020, subject to the uncertainty around the duration of our suspension of sailings and resumption of service.

The Company has instituted several programs in order to best serve its guests: for cancelled cruises, guests are offered the choice of future cruise credits valued at 125% of the initial cruise fare paid in lieu of providing cash refunds. These future cruise credits can be redeemed on any sailing on or before December 31, 2021. As of April 30, 2020, approximately 45% of the guests have requested cash refunds. For non-cancelled cruises, the Company has implemented a “Cruise with Confidence” policy. This policy allows guests to cancel up to 48 hours prior to sailing (for sailings on or before August 1, 2020) and receive a full credit for their fare usable until April 30, 2022.

As of March 31, 2020, the Company had $2.4 billion in customer deposits. This includes approximately $0.8 billion of future cruise credits related to previously announced voyage cancellations through June 11, 2020. The Company also continues to take future bookings for 2020, 2021 and 2022, and receive new customer deposits and final payments on these bookings.

Update on Recent Liquidity Actions and Ongoing Uses of Cash

As of April 30, 2020, the Company had liquidity of approximately $2.3 billion all in the form of cash and cash equivalents. On May 4, 2020 the Company increased the 364-day senior secured loan agreement and drew $150 million, further enhancing the Company’s liquidity profile. In response to the financial impacts of COVID-19, the Company has taken preemptive actions that focus on strengthening liquidity through significant cost and capital reductions, cash conservation and additional financing sources, as described below.

Reduced Operating Expenses

The Company has taken significant actions to reduce operating expenses during the suspension of its global cruise operations. In particular, we:

•	significantly reduced ship operating expenses, including crew payroll, food, fuel, insurance and port charges;

•	further reduced operating expenses as the Company’s ships are currently transitioning into various levels of layup with several ships in the fleet transitioning into cold layup;

•	eliminated or significantly reduced marketing and selling expenses for the remainder of 2020;

•	reduced and furloughed our workforce, with approximately 23% of our US shoreside employee base being impacted; and

•	suspended travel for shoreside employees and instituted a hiring freeze across the organization.

The Company estimates that its average ongoing ship operating expenses and administrative expenses are approximately $150 million to $170 million per month during a prolonged suspension of operations. The Company may seek to further reduce this average monthly requirement under a further prolonged non-revenue scenario.

Reduced Capital Expenditures

Since the start of February 2020, the Company has identified approximately $3.0 billion and $1.4 billion of capital expenditure reductions or deferrals in 2020 and 2021, respectively. The reductions or deferrals of capital expenditures in 2020 comprise:

•	$1.2 billion of non-newbuild, discretionary capital expenditures; and

•	$1.8 billion in reduced spend or deferred installment payments for newbuild related payments which the Company is currently finalizing.

The Company believes COVID-19 has impacted shipyard operations and will result in delivery delays of ships previously planned for delivery in 2020 and 2021.

Debt Maturities, New Financings and Other Liquidity Actions

Since the start of February 2020, the Company has taken several additional actions to further improve its liquidity position and manage cash flow. In particular, we:

•	increased the capacity under our revolving credit facilities by $0.6 billion, and fully drew on both facilities;

•	entered into a $2.35 billion 364-day senior secured loan agreement with an option to extend for an additional 364 days (secured by 28 ships with a net book value of approximately $12 billion as of March 31, 2020, after giving effect to the estimated impairment described under “—Preliminary First Quarter 2020 Financial Information” below);

•	obtained a $0.8billion, 12-month debt amortization and financial covenant holiday with respect to certain export-credit backed facilities;

•	amended certain of our non-export-credit backed bank facilities to incorporate a 12-month financial covenant holiday; and

•	agreed with certain of our lenders that we will not pay dividends or engage in stock repurchases.

For further information, see “—Description of Certain Indebtedness” below.

As of May 5, 2020, expected debt maturities for the remainder of 2020 and 2021 are $0.4 billion and $0.9 billion, respectively. The expected debt maturities do not include the repayment at maturity of the $2.35 billion 364-day senior secured credit facility.

The Company estimates its cash burn to be, on average, in the range of approximately $250 million to $275 million per month during a prolonged suspension of operations. This range includes ongoing ship operating expenses, administrative expenses, debt service expense, hedging costs, expected necessary capital expenditures (net of committed financings in the case of newbuilds) and excludes cash refunds of customer deposits as well as cash inflows from new and existing bookings. The Company is considering ways to further reduce the average monthly requirement under a further prolonged out-of-service scenario and during start-up of operations.

The Company continues to identify and evaluate further actions to improve its liquidity. These include and are not limited to: further reductions in capital expenditures, operating expenses and administrative costs and additional financings.

Recent Financing Activities

As described to above, in response to the COVID-19 pandemic, we have recently taken actions to increase our liquidity through financing activities.

On March 23, 2020, we borrowed $2.2 billion pursuant to a 364-day senior secured term loan agreement with Morgan Stanley Senior Funding, Inc., as the administrative agent and collateral agent and the other lenders party thereto.  On May 4, 2020, we borrowed an additional $150 million pursuant to the accordion feature of the term loan agreement. We intend to repay this Secured Bridge Facility in full with a portion of the proceeds from the sale of the notes offered hereby. On March 27, 2020, we drew down all the remaining capacity of our revolving credit facilities for a total of $3.475 billion outstanding.

In addition, in April and May 2020, we obtained interim debt service and financial covenant holidays under certain of our export-credit backed loan facilities to generate a cumulative $0.8 billion of incremental liquidity through April 2021.

Furthermore, certain of our separate unsecured bank facilities totaling an outstanding principal amount of approximately $4.7 billion as of March 31, 2020 contain covenants that require us, among other things, to maintain a fixed charge coverage ratio of at least 1.25x and limit our net debt-to-capital ratio to no more than 62.5%. In May 2020, the requisite lenders under such unsecured bank facilities agreed to waive the requirement to comply with such financial covenants, so that the next time we will be required to comply with such covenants will be June 30, 2021, for the three months then ended. As a condition to obtaining such waivers, we agreed to certain additional covenants during the covenant waiver period, including that we maintain at least $300 million in unrestricted cash and cash equivalents (tested monthly) and that we are not permitted during the covenant waiver period, subject to limited exceptions, to pay cash dividends or make share repurchases unless we would have been compliant with our fixed charge coverage ratio at such time.

For additional information, see “—Description of Certain Indebtedness” below.

Preliminary First Quarter 2020 Financial Information

Set forth below are certain preliminary estimates for the period from January 1, 2020 through March 31, 2020 and as of March 31, 2020. We have not yet completed our financial statement close procedures for the three months ended March 31, 2020, and as such, the preliminary financial and other data included herein has been prepared by, and is the responsibility of, our management based on our internal management accounts and reporting as of and for the three months ended March 31, 2020, as compared to our reviewed results for the three months ended March 31, 2019. The preliminary results of operations are subject to revision as we prepare our financial statements and disclosures for the three months ended March 31, 2020, and such revisions may be material. This preliminary financial data should not be viewed as a substitute for financial statements prepared in accordance with US GAAP. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or applied agreed-upon procedures with respect to the preliminary financial data as of and for the three months ended March 31, 2020. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. On May 11, 2020, we filed with the SEC a Current Report on Form 8-K indicating that will be relying on the an SEC order to delay the filing of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 due to circumstances related to the COVID-19 pandemic. The Company expects to file the Form 10-Q by May 31, 2020, which is less than 45 days after the original filing deadline of the Form 10-Q. For a description of certain of the selected operational and financial metrics set forth below, see “—Descriptions of Selected Operational and Financial Metrics” below.

Subject to the foregoing, our preliminary estimated results of operations for the three months ended March 31, 2020 include the following:

•	total revenues for the three months ended March 31, 2020 decreased by $407.0 million, or 16.7%, to $2.0 billion from $2.4 billion for the three months ended March 31, 2019;

•	total cruise operating expenses for the three months ended March 31, 2020 increased by $97.1 million, or 6.9%, to $1.5 billion from $1.4 billion for the three months ended March 31, 2019;

•	net loss for the three months ended March 31, 2020 of $1,444.5 million, compared to net income of $249.7 million for the three months ended March 31, 2019;

•	adjusted net loss for the three months ended March 31, 2020 of $310.4 million, compared to adjusted net income of $275.8 million for the three months ended March 31, 2019;

•	EBITDA for the three months ended March 31, 2020 decreased by $1,633.2 million to negative ($1,029.2) million from $604.0 million for the three months ended March 31, 2019;

•	Adjusted EBITDA for the three months ended March 31, 2020 decreased by $474.2 million to $152.8 million from $627.0 million for the three months ended March 31, 2019;

•	Gross Yield was flat and Net Yield decreased 1.6% in the three months ended March 31, 2020 compared to the three months ended March 31, 2019. Gross Yield and Net Yields on a Constant Currency basis increased 1.0% and decreased 0.5%, respectively, in the three months ended March 31, 2020 compared to the three months ended March 31, 2019;

•	Gross Cruise Costs increased 3.7% in the three months ended March 31, 2020 compared to the three months ended March 31, 2019. Net Cruise Costs increased 9.5% in the three months ended March 31, 2020 compared to the three months ended March 31, 2019. Gross and Net Cruise Costs per Available Passenger Cruise Days (“APCD”) increased 24.4% and 31.4%, respectively, in the three months ended March 31, 2020 compared to the three months ended March 31, 2019. Gross and Net Cruise Costs per APCD on a Constant Currency basis increased 24.6% and 31.4%, respectively, in the three months ended March 31, 2020 compared to the three months ended March 31, 2019;

•	the negative impact of COVID-19 on net income for the first quarter results was approximately $453 million, which includes cancelled voyages and other voyage related disruptions;

•	for the three months ended March 31, 2020, we are finalizing certain impairment charges preliminarily estimated to be between $1.0 to $1.3 billion related to the impairment of goodwill attributable to our Silversea Cruises reporting unit and several of our vessels;

•	for the three months ended March 31, 2020, net cash provided by operating activities was $198.7 million; and

•	for the three months ended March 31, 2020, purchases of property and equipment were $1.3 billion.

Notes:

(1)        EBITDA represents net income (loss) attributable to Royal Caribbean Cruises Ltd., before interest income, interest expense (net of interest capitalized), equity investment income, other expense or income and depreciation and amortization. EBITDA is a non-GAAP measure and should not be considered an alternative to any other measure of performance under generally accepted accounting principles. We present EBITDA because management believes that EBITDA would be useful for debt investors in assessing our operating performance and our performance relative to our financial obligations.

(2)        Adjusted EBITDA represents adjusted net income (loss) attributable to Royal Caribbean Cruises Ltd., before interest income, interest expense (net of interest capitalized), equity investment income, other expense or income and depreciation and amortization.

Adjusted net (loss) income, EBITDA, adjusted EBITDA, Gross Yield, Net Yield, Gross Cruise Costs, Net Cruise Costs, Gross Cruise Costs per APCD and Net Cruise Costs per APCD, Gross Cruise Costs per APCD on a Constant Currency basis and Net Cruise Costs per APCD on a Constant Currency basis are non-GAAP financial measures. See “—Non-GAAP Financial Measures” below.

Our estimated preliminary results of operations for the quarter ended March 31, 2020 include the results for October, November and December 2019 for Silversea Cruises due to the three month reporting lag for the entity.

In addition, our preliminary estimated financial position as of March 31, 2020 includes the following:

•	liquidity of $3.6 billion as of March 31, 2020, compared to $1.5 billion as of December 31, 2019. Liquidity comprises cash and cash equivalents and the undrawn portions of our revolving credit facilities, net of outstanding commercial paper borrowings;

•	cash and cash equivalents of $3.9 billion as of March 31, 2020, compared to $243.7 million as of December 31, 2019; and

•	total debt of $16.3 billion as of March 31, 2020, compared to $11.2 billion as of December 31, 2019.

Certain of our debt agreements contain covenants that, among other things, require us to maintain a minimum level of shareholder’s equity and certain ratios. We were in compliance with our covenants as of March 31, 2020. However, we amended these debt agreements to waive the quarterly testing of our financing covenants for the next four calendar quarters to avoid non-compliance. In addition to the above, as of March 23, 2020, we were not in compliance with one covenant in our Port of Miami Terminal "A" operating lease agreement which we subsequently obtained a waiver for and amended our agreement with the lessor to increase the lien basket in line with our debt facilities.

As part of obtaining these debt compliance waivers, we are now required to maintain a minimum of $300 million in cash and cash equivalents tested on a monthly basis through March 31, 2021, and we are not permitted during the covenant waiver period, subject to limited exceptions, to pay cash dividends or make share repurchases unless we would have been compliant with our fixed charge coverage ratio at such time. In addition, the lenders under such unsecured bank facilities required a number of structural enhancements to such facilities. Under certain of our agreements, the contractual interest rate, facility fee and/or export credit agency fee vary with our debt rating. On March 31, 2020, Moody's downgraded us from Baa2 to Baa3 and on April 2, 2020, Standard & Poor's downgraded us from BBB- to BB. Based on the projected fair value of certain derivative instruments in net liability positions as of the date of this filing, in the event of a downgrade below Baa3 by Moody’s on or prior to September 23, 2020, we will be required to post collateral of approximately $80.4 million.

For further information on certain of our financings, see “—Description of Certain Indebtedness” below.

Non-GAAP Financial Measures

This information includes certain adjusted financial measures defined as non-GAAP financial measures under the rules of the Securities and Exchange Commission, or the SEC, which we believe provide useful information to investors as a supplement to our consolidated financial statements, which are prepared and presented in accordance with generally accepted accounting principles, or US GAAP.

The presentation of adjusted financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with US GAAP. These measures may be different from adjusted measures used by other companies. In addition, these adjusted measures are not based on any comprehensive set of accounting rules or principles. Adjusted measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding US GAAP measures.

The following table reconciles net (loss) income to adjusted net (loss) income for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020	2019
	(preliminary) (dollars in millions)
Net (loss) income attributable to Royal Caribbean Cruises Ltd	(1,444.5)	249.7
Adjusted net (loss) income attributable to Royal Caribbean Cruises Ltd.	(310.4)	275.8
Net adjustments to net (loss) income attributable to Royal Caribbean Cruises Ltd. - Increase	1,134.1	26.2
Adjustments to net (loss) income attributable to Royal Caribbean Cruises Ltd.:
Impairment losses	1,147.9	—
Change in fair value of the Silversea contingent consideration	(51.0)	—
Net insurance recoveries of Oasis of the Seas incident (1)	(1.9)	—
Restructuring charges and other initiatives expense(2)	12.0	—
Amortization of Silversea Cruises intangible assets resulting from the acquisition(3)	3.1	3.1
Noncontrolling interest adjustment(4)	24.1	21.9
Transaction costs related to Silversea acquisition(3)	—	1.2
Net adjustment to net (loss) income attributable to Royal Caribbean Cruises Ltd. – Increase	1,134.1	26.2

(1)	Amount includes net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas.

(2)	Represents restructuring charges incurred in relation to the reorganization of our international sales and marketing structure and other initiatives expenses.

(3)	Related to the Silversea Cruises acquisition.

(4)	Adjustment made to exclude the impact of the contractual accretion requirements associated with the put option held by Silversea Cruises Group Ltd.'s noncontrolling interest.

The following table reconciles net (loss) income attributable to Royal Caribbean Cruises Ltd. to EBITDA for three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020	2019
	(preliminary) (dollars in millions)
Net (loss) income attributable to Royal Caribbean Cruises Ltd	(1,444.5)	249.7
Interest income	(5.5)	(9.8)
Interest expense, net of interest capitalized	92.9	100.4
Equity investment income	(29.3)	(33.7)
Other expense	32.9	5.1
Depreciation and amortization	324.3	292.3
EBITDA	(1,029.2)	604.0

The following table reconciles adjusted net (loss) to income attributable to Royal Caribbean Cruises Ltd. to adjusted EBITDA for three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
	2020	2019
	(preliminary) (dollars in millions)
Adjusted net (loss) income attributable to Royal Caribbean Cruises Ltd	(310.4)	275.8
Interest income	(5.5)	(9.8)
Interest expense, net of interest capitalized	92.9	100.4
Equity investment income	(29.3)	(33.7)
Other expense	83.9	5.1
Depreciation and amortization	321.2	289.2
Adjusted EBITDA	152.8	627.0

We have not provided a quantitative reconciliation of (i) estimated preliminary total revenues to estimated preliminary net revenues, (ii) estimated preliminary Gross Yields to estimated preliminary Net Yields, (iii) estimated preliminary Gross Cruise Costs to estimated preliminary Net Cruise Costs and (iv) estimated preliminary net income attributable to Royal Caribbean Cruise Ltd. to estimated preliminary adjusted net income because preparation of meaningful US GAAP projections of Total Revenues, Gross Yields, Gross Cruise Costs, Net Income attributable to Royal Caribbean Cruises Ltd. and Earnings per Share would require unreasonable effort. Due to significant uncertainty, we are unable to predict, without unreasonable effort, the future movement of foreign exchange rates, fuel prices and interest rates inclusive of our related hedging programs. In addition, we are unable to determine the future impact of restructuring expenses or other non-core business related gains and losses which may result from strategic initiatives. These items are uncertain and could be material to our results of operations in accordance with US GAAP. Due to this uncertainty, we do not believe that reconciling information for such projected figures would be meaningful.

Descriptions of Selected Operational and Financial Metrics

Adjusted Net Income represents net income less net income attributable to noncontrolling interest excluding certain items that we believe adjusting for is meaningful when assessing our performance on a comparative basis. For the periods presented, these items included (i) impairment losses recorded in the first quarter of 2020; (ii) net insurance recoveries related to the collapse of the drydock structure at the Grand Bahama Shipyard involving Oasis of the Seas; (iii) restructuring charges incurred in relation to the reorganization of our international sales and marketing structure and other initiatives expenses; (iv) the amortization of the Silversea Cruises intangible assets resulting from the acquisition, (v) the noncontrolling interest adjustment to exclude the impact of the contractual accretion requirements associated with the put option held by Heritage Cruise Holding Ltd.’s (previously known as Silversea Cruises Group Ltd.) noncontrolling interest and (vi) transaction costs related to the Silversea Cruises acquisition.

Available Passenger Cruise Days (“APCD”) is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period, which excludes canceled cruise days and drydock days. We use this measure to perform capacity and rate analysis to identify our main non-capacity drivers that cause our cruise revenue and expenses to vary.

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses. For the periods presented, Gross Cruise Costs exclude (i) impairment losses recorded in the first quarter of 2020 and (ii) restructuring charges incurred in relation to the reorganization of our international sales and marketing structure and other initiative expenses, and transaction costs related to the Silversea Cruises acquisition, which were included within Marketing, selling and administrative expenses.

Gross Yields represent total revenues per APCD.

Net Cruise Costs and Net Cruise Costs Excluding Fuel represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel expenses (each of which is described above under the Description of Certain Line Items heading). In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance. Net Cruise Costs and Net Cruise Costs Excluding Fuel exclude net insurance recoveries related to the collapse of the drydock structure at Grand Bahama Shipyard involving Oasis of the Seas.

Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses (each of which is described above under the Description of Certain Line Items heading).

Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that they are the most relevant measures of our pricing performance because they reflect the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.

Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Description of Certain Indebtedness

The following is a summary of certain of our outstanding indebtedness. The description below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the underlying documents.

Existing Notes

2027 Debentures and 2006 Indenture Notes

The Company is the issuer of multiple series of senior unsecured notes with an aggregate principal amount outstanding of approximately $1.75 billion as of March 31, 2020. Pursuant to an indenture, dated as of July 15, 1994, by and between the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), and a supplemental indenture thereto, the Company issued 7.5% Senior Debentures due 2027 (the “2027 Debentures”) and pursuant to an indenture, dated as of July 31, 2006, by and between the Company and The Bank of New York Mellon Trust Company, N.A., as successor to the Trustee, and supplemental indentures thereto, the Company issued 2.650% Senior Notes due 2020, 5.250% Senior Notes due 2022 and 3.700% Senior Notes due 2028 (collectively, the “2006 Indenture Notes” and, together with the 2027 Debentures, the “Existing Notes”).

The 2006 Indenture Notes may be redeemed at the Company’s option in whole or in part, at any time or from time to time prior to maturity at the “make-whole” redemption price specified in the applicable indenture. The 2027 Debentures are not redeemable prior to maturity.

Certain of the indentures governing the Existing Notes contain covenants that, among other things and subject to certain qualifications and exceptions, limit the Company’s ability, and the ability of its restricted subsidiaries, to (i) create liens on certain assets, (ii) enter into sale and leaseback transactions, and (iii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets. The Existing Notes also provide for customary events of default which, if triggered, would permit the acceleration of the debt thereunder. In addition, the 2006 Indenture Notes contain change of control provisions that would be triggered by a third-party acquisition of greater than 50% of our common stock coupled with a ratings downgrade whereby both rating agencies downgrade their respective rating of the relevant 2006 Indenture Notes, so that after such downgrades, the relevant 2006 Indenture Notes are not rated investment grade by both rating agencies. The occurrence of a change of control and rating downgrade in respect of one or more series of 2006 Indenture Notes would require us to make offers to repurchase all outstanding notes of such series at 101% of their principal amount, plus accrued but unpaid interest, and a failure to do so would constitute an event of default and could result in an acceleration of amounts due thereunder.

Silversea Notes

Pursuant to an indenture, dated as of January 30, 2017, by and between SCF, Citibank, N.A., London Branch, as trustee (the “Silversea Trustee”), as Principal Paying Agent, as Transfer Agent and as Security Agent, and Citigroup Global Markets Deutschland AG, as Registrar (the “Silversea Indenture”), and supplemental indentures thereto, SCF, a wholly owned subsidiary of Silversea Cruises, issued the Silversea Notes. As of March 31, 2020, SCF had outstanding $619.8 million in principal amount of the Silversea Notes. The Silversea Notes are guaranteed and secured by substantially all of the assets of Silversea Cruises Holding and a number of its subsidiaries, subject to certain exceptions, and are guaranteed by Silversea Cruises and the Company on a senior unsecured basis.

On January 31, 2019, SCF and the Silversea Trustee entered into a supplemental indenture (the “Silversea Supplemental Indenture”) to the Silversea Indenture to permit the suspension of certain provisions of the Silversea Indenture. Pursuant to the Silversea Supplemental Indenture, for so long as (i) the Silversea Notes have an investment grade rating from each of Moody’s and S&P Global and (ii) the Company owns, directly or indirectly, in excess of 50% of the outstanding shares of Silversea Cruises (such period of time, a “Suspension Period”), Silversea Cruises and its restricted subsidiaries shall not be subject to covenants in the Silversea Indenture limiting the ability of Silversea Cruise Holding and its restricted subsidiaries to (i) incur debt or issue preferred stock, (ii) make restricted payments, (iii) enter into transactions with affiliates, (iv) guarantee indebtedness, (v) create or permit to exist certain dividend and other payment restrictions affecting Silversea Cruise’s restricted subsidiaries, (v) enter into sale and leaseback transactions, (vi) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets (in respect of which the requirement to satisfy a fixed charge coverage ratio is suspended), (vii) maintain properties and (viii) furnish certain reports to the Silversea Trustee (such covenants, collectively, the “Suspended Covenants”).

As of May 12, 2020, the Silversea Notes are rated Baa2 by Moody’s and BBB- by S&P. Therefore, a Suspension Period is currently in effect and consequently Silversea Cruises and its restricted subsidiaries are not subject to the Suspended Covenants. In the event that Silversea Cruises and its restricted subsidiaries are not subject to the Suspended Covenants with respect to the Silversea Notes for any Suspension Period and, subsequently, (x) either one or both of Moody’s and S&P Global withdraws its rating or downgrades the rating assigned to the Silversea Notes below the required investment grade rating and/or (y) the Company ceases to meet the ownership threshold referred to above (such date of withdrawal, downgrade or cessation in clause (x) or (y), a “Reinstatement Date”), then Silversea Cruises and its restricted subsidiaries will after the Reinstatement Date again be subject to the Suspended Covenants with respect to future events, including, among others, that the incurrence of certain indebtedness is subject to the satisfaction of a specified fixed charge coverage ratio.

In addition, the provisions of the Silversea Supplemental Indenture impose certain other restrictions that are not suspended during the Suspension Period, such as a limitation on the liens that may be granted upon the assets of Silversea Cruise Holdings and its restricted subsidiaries. The Silversea Notes also provide for customary events of default which, if triggered, would permit the acceleration of the debt thereunder.

Senior Secured Bridge Facility

The Company is party to a 364-day senior secured term loan agreement, dated as of March 23, 2020, with Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, and the lenders party thereto (the “Secured Loan Agreement”). On March 23, 2020 (the “Initial Funding Date”), the Company borrowed $2.2 billion under the Secured Loan Agreement, and on May 4, 2020, the Company borrowed an additional $150 million pursuant to the accordion feature of the Secured Loan Agreement. The Company’s obligations under the Secured Loan Agreement are guaranteed by its wholly-owned subsidiaries, Celebrity Cruises Holdings Inc. and Celebrity Cruises Inc., and certain of its wholly-owned vessel-owning subsidiaries. The Company’s obligations thereunder are secured by certain of its material trademarks, a pledge of 100% of the equity interests of certain of its wholly-owned vessel-owning subsidiaries, mortgages on each of the vessels owned by such subsidiaries. The advances made under the Secured Loan Agreement mature on March 22, 2021 and such maturity date may be extended at the Company’s option by an additional 364 days subject to satisfaction of customary conditions, including the payment of a 1.00% extension fee. Interest on the outstanding advances accrues at LIBOR plus a margin of 2.25% per annum which increases to 2.50% and 2.75%, 180 days and 365 days, respectively, after the Initial Funding Date. In addition, the Company is required to pay a duration fee in an amount equal to 0.25% of the aggregate principal amount of the outstanding advances every 60 days. The Secured Loan Agreement contains customary representations and warranties, covenants and events of default (with customary grace periods, as applicable) for facilities of its type.

Revolving Credit Facilities

The Company is party to two unsecured revolving credit facilities providing for $3.475 billion of commitments in the aggregate. As of March 31, 2020, the commitments under such revolving credit facilities were fully drawn.

The Credit Agreement, dated as of August 23, 2013, by and among the Company, Nordea Bank AB (publ), New York Branch, as administrative agent, and the lenders party thereto was most recently amended and restated on October 12, 2017 and further amended on May 24, 2019 and May 7, 2020 (the “Nordea Credit Agreement”) and currently provides for $1.55 billion of revolving commitments. The Credit Agreement, dated as of June 15, 2015, by and among the Company, the Bank of Nova Scotia, as administrative agent, and the lenders party thereto was most recently amended and restated on April 5, 2019 and further amended on May 7, 2020 (the “BNS Credit Agreement” and collectively with the Nordea Credit Agreement, the “Revolving Credit Facilities”) and currently provides for $1.925 billion of revolving commitments.

Advances under the Revolving Credit Facilities bear interest at LIBOR plus a margin determined by the Company’s debt rating, as determined by S&P and Moody’s, and ranges from 0.795% to 1.300% per annum. The applicable margin is 1.10% per annum as of April 30, 2020. In addition, the Company must pay a facility fee on the aggregate amount of commitments, which fee also depends on the Company’s debt rating and ranges from 0.080% to 0.200%. The facility fee is payable a rate per annum equal to 0.15% per annum as of April 30, 2020. The Nordea Credit Agreement is scheduled to terminate on October 12, 2022, and the BNS Credit Agreement is scheduled to terminate on April 5, 2024. The termination date of each Revolving Credit Facility may be extended at the Company’s option by one-year periods subject to satisfaction of customary conditions.

In addition to the limitations described below in connection with the amendments to the Specified Facilities (as defined below), each of the Revolving Credit Facilities contains customary representations and warranties, covenants and events of default (with customary grace periods, as applicable) for facilities of its type.

Bank of America Term Loan Agreement

The Company is party to an unsecured term loan agreement, dated as of April 5, 2019, with Bank of America, N.A., as administrative agent, and the lenders party thereto (the “Term Loan Agreement”). As of March 31, 2020, the Company had outstanding $1.0 billion in principal amount of advances thereunder, and such advances mature on April 5, 2022. Advances under the Term Loan Agreement bear interest at LIBOR plus a margin determined by the Company’s debt rating, as determined by S&P and Moody’s, and ranges from 0.875% to 1.350% per annum.

The Company has the ability to increase the borrowing amount under the Term Loan Agreement by an additional $350 million from time to time subject to the receipt of additional or increased lender commitments. The proceeds of the Loan Agreement were used to refinance debt, including the $700 million 364-day unsecured term loan the Company borrowed in the third quarter of 2018 to finance a portion of its acquisition of Silversea Cruises and the remaining balance of the facility originally incurred in 2010 to purchase the Allure of the Seas. In addition to the limitations described below in connection with the amendments to the Specified Facilities, the Term Loan Agreement contains customary representations and warranties, covenants and events of default (with customary grace periods, as applicable) for facilities of its type.

Silver Moon Credit Agreement

On June 7, 2019, Silversea Cruise Holding entered into a $300 million unsecured term loan facility (the “Silver Moon Facility”) with Nordea Bank ABP, New York Branch, as administrative agent for the other lenders party thereto, for the financing of Silver Moon to pay the ship’s contract price through a facility guaranteed by the Company. The advances under the Silver Moon Facility bear interest at LIBOR plus 1.50% per annum and will mature on June 7, 2028; provided, however, that each lender may elect to cause us to repay the outstanding amount of any advances held by such lender on June 2026 upon 90 days advance notice. The loan amortizes semi-annually starting six months after funding, with 1/24th of the outstanding principal payable every six months and the balance payable upon maturity. Silversea Cruise Holding expects to draw upon the Silver Moon Facility when it takes delivery of the ship. In addition to the limitations described below in connection with the amendments to the Specified Facilities, the Silver Moon Facility contains customary representations and warranties, covenants and events of default (with customary grace periods, as applicable) for facilities of its type.

Commercial Paper Program

In June 2018, the Company established a commercial paper program pursuant to which it may issue short-term unsecured notes from time to time in an aggregate amount of up to $2.9 billion. The commercial paper issued is backstopped by the Company’s revolving credit facilities. As of April 30, 2020, the Company had no commercial paper notes outstanding.

Certain Vessel Financings

Except for Celebrity Flora and Azamara Pursuit, all of the Company’s unsecured ship financing term loans are guaranteed by the export credit agency in the respective country in which the ship is constructed. In consideration for these guarantees, depending on the financing arrangement, the Company pays to the applicable export credit agency (1) a fee of 1.01% per annum based on the outstanding loan balance semi-annually over the term of the loan (subject to adjustment based upon the Company’s credit ratings) or (2) an upfront fee of 2.35% to 2.37% of the maximum loan amount. The Company has obtained a $0.8 billion, twelve-month debt amortization and financial covenant holiday from certain export-credit backed facilities.

In April 2019, the Company took delivery of Spectrum of the Seas. To finance the purchase, the Company borrowed $908.0 million under a previously committed unsecured term loan which is 95% guaranteed by Euler Hermes Aktiengesellschaft, the official export credit agency of Germany. The loan amortizes semi-annually over 12 years and bears interest at a fixed rate of 3.45% per annum.

In May 2019, the Company took delivery of Celebrity Flora. The purchase was financed through an unsecured term loan facility entered into in November 2017 in an amount up to €80.0 million, or approximately $87.8 million based on the exchange rate at March 31, 2020. As of March 31, 2020, the Company had fully drawn on this facility. The loan is due and payable at maturity in November 2024. Interest on the loan accrues at a floating rate based on EURIBOR plus the applicable margin. The applicable margin varies with the Company’s debt rating and was 1.32% as of March 31, 2020.

In September 2019, Silversea Cruise Holding entered into two credit agreements, guaranteed by the Company, for the unsecured financing of the first and second Evolution-class ships for an amount of up to 80% of each ship’s contract price through facilities to be guaranteed 95% by Euler Hermes, the official export credit agency of Germany. The maximum loan amount under each facility is not to exceed the United States dollar equivalent of €351.6 million in the case of the first Evolution-class ship and €359.0 million in the case of the second Evolution-class ship, or approximately $385.8 million and $393.9 million, respectively, based on the exchange rate at March 31, 2020. Each loan, once funded, will amortize semi-annually and will mature 12 years following the delivery of each ship.  At the Company’s election, interest on each loan will accrue either (1) at a fixed rate of 4.14% and 4.18%, respectively (inclusive of the applicable margin) or (2) at a floating rate equal to LIBOR plus 0.79% and 0.83%, respectively. The first and second Evolution-class ships will each have a capacity of approximately 600 berths and are scheduled for delivery in the first quarters of 2022 and 2023, respectively.

In December 2019, the Company entered into a credit agreement for the unsecured financing of the sixth Oasis-class ship for up to 80% of the ship’s contract price through a facility to be guaranteed 100% by Bpifrance Assurance Export, the official export credit agency of France. Under the financing arrangement, the Company has the right, but not the obligation, to satisfy the obligations to be incurred upon delivery and acceptance of the ship under the shipbuilding contract by assuming, at delivery and acceptance, the debt indirectly incurred by the shipbuilder during the construction of the ship. The maximum loan amount under the facility is not to exceed the United States dollar equivalent of €1.3 billion, or approximately $1.4 billion based on the exchange rate at March 31, 2020. The loan will amortize semi-annually and will mature 12 years following delivery of the ship. Interest on the loan will accrue at a fixed rate of 3.00% (inclusive of margin). The sixth Oasis-class ship will have a capacity of approximately 5,700 berths and is scheduled for delivery in the fall of 2023.

In December 2019, the Company entered into a credit agreement for the unsecured financing of the third Icon-class ship for up to 80% of the ship’s contract price. Finnvera plc, the official export credit agency of Finland, has agreed to guarantee 95% of the substantial majority of the financing, with a smaller portion of the financing to be 95% guaranteed by Euler Hermes, the official German export credit agency. The maximum loan amount under the facility is not to exceed the United States dollar equivalent of €1.4 billion, or approximately $1.5 billion based on the exchange rate at March 31, 2020. The loan, once funded, will amortize semi-annually and will mature 12 years following the delivery of the ship. Approximately 60% of the loan will accrue interest at a fixed rate of 3.29%. The balance of the loan will accrue interest at a floating rate of LIBOR plus 0.85%. The third Icon-class ship will have a capacity of approximately 5,600 berths and is scheduled for delivery in the second quarter of 2025.

Other Facilities

Each agreement described in this section evidences obligations of the Company and/or its Subsidiaries not otherwise described above. Each such agreement contains, among other provisions, customary representations and warranties, covenants and events of default (with customary grace periods, as applicable) for agreements of its type.

Funded Facilities

Facility	Outstanding Balance as of March 31, 2020	Interest Rate (Premium rate or additional fees noted, if applicable)	Maturity Date
Hull No. B34 (Symphony of the Seas)	$988,948,000	3.82%	March 23, 2030
Hull No. S-675 (Celebrity Solstice)	$43,262,000	LIBOR + 0.45%	October 24, 2024
Hull No. S-676 (Celebrity Equinox)	$65,562,000	LIBOR + 0.50%	January 16, 2025
Hull No. S-677 (Celebrity Eclipse)	$117,931,000	LIBOR + 0.37%	October 15, 2024
Hull No. S-679 (Celebrity Silhouette)	$184,321,000	LIBOR + 0.40%	January 18, 2025
Hull No. S-691 (Celebrity Reflection)	$280,614,000	LIBOR + 0.40%	October 9, 2024
Hull No. S-697 (Quantum of the Seas)	$461,480,000	LIBOR + 1.30%	October 24, 2026
Hull No. S-698 (Anthem of the Seas)	$463,813,000	LIBOR + 1.30%	April 8, 2027
Hull No. S-699 (Ovation of the Seas)	$596,298,000	LIBOR + 1.00%	April 8, 2028
Hull No. K34 (Celebrity Apex)	$722,189,000	3.225%	March 27, 2032
Hull No. J34 (Celebrity Edge)	$668,240,000	3.225%	October 31, 2030

Facility	Outstanding Balance as of March 31, 2020	Interest Rate (Premium rate or additional fees noted, if applicable)	Maturity Date
Hull No. 1363 (Oasis of the Seas)	$169,154,000

Tranche A:
5.41%
Tranche B:
LIBOR + 1.65%
EURIBOR + 1.58%

An applicable premium rate ranging from 0.77% to 2.97%, depending on the Company’s Senior Debt Rating, is applied to agent fees related to the Finnvera Guarantee

			October 26, 2021
Hull No. A34 (EUR) (Harmony of the Seas)	$544,557,000	EURIBOR + 1.15%	May 12, 2028
Hull No. A34 (USD) (Harmony of the Seas)	$160,154,000	2.53%	May 12, 2028
Falmouth Credit Agreement	$2,147,000	LIBOR + 3.75%	September 13, 2021
SMBC Credit Agreement (Bayonne)	$55,827,000	LIBOR + a margin ranging from 2.000% to 3.250%, depending on the Senior Debt Rating	December 5, 2022
ICBC Credit Agreement (Azamara Pursuit)	$130,000,000	LIBOR + a margin ranging from 1.070% to 1.570%, depending on the Senior Debt Rating	February 2, 2023

Committed but Undrawn Facilities

Facility	Outstanding Balance as of March 31, 2020	Interest Rate (Premium rate or additional fees noted, if applicable)	Maturity Date
Hull No. S-713 (Odyssey of the Seas)	undrawn	3.45% LIBOR + 0.95%	12 years following delivery
Hull No. C34 (Wonder of the Seas)	undrawn	3.18%	12 years following delivery

Facility	Outstanding Balance as of March 31, 2020	Interest Rate (Premium rate or additional fees noted, if applicable)	Maturity Date
Hull No. L34 (Celebrity Beyond)	undrawn	1.28%	12 years following delivery
Hull No. 1400 (Icon I)	undrawn	FEC Tranche A: 3.56% FEC Tranche B: LIBOR + 1.10% Hermes Tranche: LIBOR + 1.15%	12 years following delivery
Hull No. M34 (Edge IV)	undrawn	3.18%	12 years following delivery
Hull No. 1401 (Icon 2)	undrawn	FEC Tranche A: 3.76% FEC Tranche B: LIBOR + 1.20% Hermes Tranche: LIBOR + 1.15%	12 years following delivery
Silver Dawn	undrawn	LIBOR + 3.50%	15 years following delivery

The “Senior Debt Rating” is determined by the Company’s implied senior debt rating as given by Moody’s and S&P or, in the event the Company receives an actual unsecured senior debt rating (apart from an implied rating) from Moody’s and/or S&P, such actual rating or ratings, as the case may be, in accordance with the agreements described in this section.

Specified Facilities

Between May 7, 2020 and May 9, 2020, the Company amended the Nordea Credit Agreement, the BNS Credit Agreement, the Term Loan Agreement, and certain other agreements (including certain of those described above under the heading “Other Facilities”) relating to unsecured obligations of the Company (each, a “Specified Facility”, and collectively, the “Specified Facilities”).

Each such amendment modified each applicable Specified Facility to, among other things:

•	suspend our obligation to comply with the quarterly tested financial covenants for each of the second quarter of 2020, the third quarter of 2020, the fourth quarter of 2020 and the first quarter of 2021;

•	impose a minimum liquidity covenant of $300 million, which will be tested on a monthly basis until March 31, 2021;
•	prohibit cash payments prior to March 31, 2021 in connection with, subject to certain limited exceptions, any (i) repurchase, retirement or other acquisition or retirement for value by the Company of its capital stock or (ii) the making of any distribution or dividend to any holder of our capital stock, in each case, unless we have certified to the applicable administrative agent or other representative as to our compliance with the fixed charge coverage ratio covenant (assuming such covenant otherwise would have applied at such time);
•	limit the scope of assets that can secure certain liens permitted under such Specified Facility;
•	limit the ability of certain of our subsidiaries to incur and guaranty indebtedness in excess of $1.7 billion in the aggregate prior to April 5, 2022;
•	impose an obligation on RCL Cruises Ltd., our subsidiary organized under the laws of the United Kingdom, and certain of our subsidiaries that are the direct parent companies of our subsidiaries that own Priority Assets (as defined below) (the “Priority Guarantors”) to, upon the occurrence of a Priority Trigger Event (as defined below) prior to April 5, 2022, provide guarantees in favor of each administrative agent or other representative with respect to such Specified Facility; and
•	impose an obligation on certain of our subsidiaries that are the direct parent companies of our subsidiaries that own Designated Assets (as defined below) (the “Designated Guarantors”) to, upon the occurrence of a Designated Trigger Event (as defined below) prior to April 5, 2022, provide guarantees in favor of each administrative agent or other representative with respect to such Specified Facility, which guarantees shall be subordinated in right of payment to our obligations under any indebtedness and related guarantees incurred in connection with such Designated Trigger Event.

Once a Priority Trigger Event or a Designated Trigger Event occurs and the related guarantees become effective, such guarantees will be released only upon the occurrence of a Priority Release Event or a Designated Release Event (each as defined below), as applicable. Until the applicable release event occurs:

•	the Priority Guarantors and the Designated Guarantors, as the case may be, and their respective subsidiaries at all times will be subject to certain limitations on incurring indebtedness; and
•	we and our subsidiaries at all times will be subject to limitations on selling or creating liens on assets that are subject to the guarantees.

The “Priority Assets” include the vessels known as (i) Azamara Quest, (ii) Azamara Pursuit, (iii) Azamara Journey, (iv) Celebrity Edge, (v) Celebrity Apex, (vi) Celebrity Flora, (vii) Celebrity Xpedition, (viii) Celebrity Xperience, (ix) Celebrity Xploration, (x) Monarch, (xi) Horizon and (xii) Sovereign.

The “Designated Assets” include the vessels known as (i) Symphony of the Seas, (ii) Oasis of the Seas, (iii) Harmony of the Seas, (iv) Spectrum of the Seas, (v) Quantum of the Seas, (vi) Ovation of the Seas and (vii) Anthem of the Seas.

A “Priority Trigger Event” will occur upon a refinancing of the Secured Loan Agreement with certain secured or guaranteed debt or if the terms of the Secured Loan Agreement no longer prohibiting a guarantee by the Priority Guarantors. The use of proceeds from the sale of the notes offered hereby to repay our Secured Bridge Facility in full will constitute a Priority Trigger Event. A “Designated Trigger Event” will occur upon the creation, incurrence or assumption of certain indebtedness with respect to which a Designated Guarantor is an obligor.

A “Designated Trigger Event” will occur upon the creation, incurrence or assumption of certain indebtedness with respect to which a Designated Guarantor is an obligor.

A “Priority Release Event” will occur when we no longer have any indebtedness outstanding that is secured or otherwise effectively guaranteed by the collateral and certain other specified assets. A “Designated Release Event” will occur when we no longer have any indebtedness outstanding with respect to which a Designated Guarantor is an obligor but only after incurring such indebtedness in an aggregate principal amount of at least $300 million with one or more third-party lenders.